Exhibit 99.1.1

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 25, 2006	December 25, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,388	$6,571
Restricted cash	5,300	3,749
Accounts receivable, net	9,864	9,403
Inventories, net	6,407	4,448
Prepaid and other current assets	1,786	1,684

Total current assets	30,745	25,855

Property and equipment, net	1,714	1,889
Other assets	183	203

Total assets	$32,642	$27,947

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,087	$4,100
Accrued expenses	3,926	4,859
Deferred revenues	2,631	1,600
Current portion of long-term debt and capital lease obligations	—	1,233

Total current liabilities	13,644	11,792
Long-term debt and capital lease obligations	—	1,324

Total liabilities	13,644	13,116

Commitments and contingencies
Redeemable preferred stock:
Series A-2 convertible preferred stock, $.001 par value, authorized 4,600 shares, 3,784 and 3,560 issued and outstanding at June 25, 2006 and at December 25, 2005, respectively, liquidation preference of $114 million and d $107 million at June 25, 2006 and December 25, 2005, respectively	36,390	34,869
Series A-2 convertible preferred stock warrant	—	73

Stockholders’ deficit:
Common stock, $0.001 par value, 950,000 shares authorized; 7,264 and 6,871 shares issued and outstanding at June 25, 2006 and December 25, 2005, respectively	275	275
Additional paid-in capital	90,252	87,903
Warrants	454	559
Deferred stock compensation	—	(28)
Accumulated deficit	(108,373)	(108,820)

Total stockholders’ deficit	(17,392)	(20,111)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$32,642	$27,947